Exhibit 99.1

For Immediate Release
October 23, 2006
CONTACTS:
Olga Mayoral-Wilson, APR
EVP, Chief Communications Officer
Tel. (787) 474-6711
Investor Relations & Media:
Lucienne Gigante
Tel. (212) 329-3733
DORAL FINANCIAL CORPORATION FILES ITS FORM 10-Q REPORTS FOR THE 2006 FIRST
AND SECOND QUARTERS
— INCURS NET LOSS OF $33.8 MILLION FOR FIRST SIX MONTHS OF 2006, OR $0.47 PER DILUTED COMMON SHARE —
— NET LOSS FOR THE FIRST HALF OF 2006 INCLUDES THE IMPACT OF (1) CONTINUED SIGNIFICANT
RESTATEMENT AND REENGINEERING RELATED EXPENSES, (2) AN $8.2 MILLION CHARGE TO EARNINGS
RELATED TO THE RESTRUCTURING OF CERTAIN PRIOR TRANSFERS OF MORTGAGE LOANS TO LOCAL
FINANCIAL INSTITUTIONS, AND (3) A $12.3 MILLION CHARGE TO EARNINGS RELATED TO THE TRANSFER
OF A PORTION OF ITS MORTGAGE LOANS HELD FOR SALE PORTFOLIO TO ITS LOANS RECEIVABLE
PORTFOLIO —
— BANKING SUBSIDIARIES REMAIN WELL CAPITALIZED AS OF JUNE 30, 2006 FOR BANK REGULATORY
CAPITAL PURPOSES —
SAN JUAN, Puerto Rico — October 23, 2006 — Doral Financial Corporation (NYSE: DRL), a diversified financial services company, today reported the filing of its Form 10-Q reports for the first and second quarters ended March 31 and June 30, 2006.
“With the filing of our results for the first half of the year, we have completed another difficult chapter as we move forward in our effort to transform Doral’s business and operations into a higher margin financial services enterprise,” stated Glen Wakeman, Chief Executive Officer. “Since the beginning of this past summer, Doral has installed a new senior management team, recruiting experienced executives with both the skills set and values to build competitive advantages for Doral in the marketplace, including capitalizing on the potential of the Doral brand in Puerto Rico.
In moving forward, Doral is also addressing substantial challenges. Among the key challenges are the refinancing of the Company’s $625 million floating rate senior notes that mature in July 2007, the restructuring of the balance sheet to enhance future earnings and the resolution of remaining restatement related issues. The Board and new senior management team are committed to resolving these challenges in a manner that serves the long-term interests of Doral and all its stakeholders.
With respect to its $625 million floating rate senior notes that mature in July 2007, Doral will require outside financing or other sources of capital to refinance this indebtedness at maturity. Accordingly, Doral is in the process of selecting a financial advisor to assist the Company in reviewing a number of possible alternatives to refinance this indebtedness and in examining alternatives to restructure its balance sheet in order to enhance future earnings,” stated Mr. Wakeman.
For the first six months of 2006, Doral Financial incurred a net loss of $33.8 million, compared to net income of $16.4 million for the same period of 2005. Consolidated loss per diluted common share (after payment of dividends on preferred shares) was $0.47 for the first six months of 2006, compared to $0.00 for the comparable 2005 period. Doral Financial reported net income of $17.1 million and a net loss of $50.9 million for the quarters ended March 31 and June 30, 2006, respectively, compared to net income of $39.2 million and a net loss of $22.8 million for the comparable periods of 2005. Consolidated earnings per diluted common share (after payment of dividends on preferred shares) were $0.08 for the quarter ended March 31 and a net loss per diluted share of $0.55 for the quarter ended June 30, 2006, compared to net income per diluted common share of $0.28 and a net loss per diluted common share of $0.29 for the comparable periods of 2005.
Although with the filing of its results for the first half of the year Doral has become current in its SEC regulatory filings, the Company does not expect, because of the delay in filing its prior SEC reports, that it will be able to file its quarterly report on Form 10-Q for the third quarter of 2006 by its due date.
“The transformation of Doral is going to be done prudently and will take time. Central to this long-term effort is to capitalize on and expand the Doral brand in Puerto Rico and, where appropriate, in other Hispanic market segments in the U.S. It is our goal to offer a diverse higher margin product portfolio, improved customer technologies and outstanding customer service, all within an environment that is focused on tight cost control, enhanced productivity and strong corporate values. Our portfolio will include, among its products and services, a full suite of mortgage products to allow Doral to remain a leading mortgage originator in Puerto Rico,” said Mr. Wakeman.
Overview of Financial Condition and Results of Operations
Doral Financial’s consolidated financial statements for the first six months of 2006 reflect the difficult business environment and challenges faced by the Company. Doral Financial’s results of operations for the first six months of 2006 were principally impacted by: (1) reduced net interest income due principally to the interest rate environment and the repricing and maturity mismatch in the Company’s assets and liabilities, (2) a net loss on mortgage loan sales and fees due to market value adjustments on the Company’s held for sale portfolio, losses related to the restructuring of mortgage loan transfers to local financial institutions and lower margins on sales of mortgage loans, (3) increased expenses associated with the Company’s restatement and reengineering initiative, and (4) a change in tax position from a tax expense for the first six months of 2005 to a tax benefit for the first six months of 2006.
Among the key components of the Company’s financial performance for the six months ended June 30, 2006 were the following:
•	Net interest income for the six months ended June 30, 2006 was $114.1 million, compared to $151.4 million for the same period in 2005, a decrease of 24.7%. The decrease in net interest income resulted from a decrease in net interest margin from 1.74% in the first half of 2005 to 1.46% for the first half of 2006, coupled with a decrease in average interest-earning assets from $17.5 billion for the first half of 2005 to $15.7 billion for the first half of 2006, principally due to a decrease in investment and mortgage-backed securities and in money market investments. The reduction in net interest margin resulted from the flattening of the yield curve, as on average, the Company’s interest bearing liabilities, principally wholesale funding and loans payable, re-priced at higher frequency and rates than the Company’s interest-earning assets. The decrease in the Company’s interest margin has been particularly significant with respect to its portfolio of investment securities. Assuming a funding cost equal to the weighted-average cost of the Company’s repurchase agreements, the average interest rate spread on the Company’s portfolio of investment securities was approximately 0.41% for the six months ended June 30, 2006, compared to 1.36% for the Company’s interest earning assets taken as a whole.

The impact of the flattening yield curve on the Company’s net interest margin is magnified by the current mismatch in the duration of the Company’s assets and liabilities. The Company’s interest-earning assets include a large portfolio of fixed-rate long-term investments securities and mortgage loans that were generally financed with short-term or callable liabilities. This mismatch exposes the Company to significant interest rate risk in a rising rate environment because, as these short-term or callable liabilities re-price at higher market rates, the Company’s interest rate margin is further compressed. The Company’s interest rate risk exposure is further complicated by the negative convexity (i.e. the tendency for the duration of the Company’s assets to decrease through prepayments as interest rates decline) inherent in the Company’s portfolio of fixed rate mortgage-backed securities and mortgage loans. The combination of this negative convexity and the current composition of the Company’s liabilities exposes the Company to margin compression risks even during certain declining interest rate environments.

•	The provision for loan and lease losses for the first six months of 2006 was $11.0 million, compared to $7.7 million for the comparable 2005 period. The increase in the provision for loan and lease losses primarily reflects an increase in the allowance for the Company’s construction loan portfolio, as well as an increase in the delinquency trends of the Company’s overall loans portfolio.

•	Non-interest loss for the first six months of 2006 was $31.2 million, compared to non-interest income of $461,000 for the same period in 2005. The non-interest loss was primarily due to a net loss on mortgage loan sale and fees of $41.5 million, compared to a gain of $23.3 million for the corresponding 2005 period. This loss was principally due to the Company reassessment of its mortgage loans held for sale portfolio in light of the more stringent requirements of the U.S. secondary mortgage market, which has become its principal outlet for non-conforming loans as a result of reduced demand for this product from Puerto Rico financial institutions, and also to losses on sales of mortgage loans driven by the Company’s decision to restructure previous mortgage loan transfers to local financial institutions. During the first quarter of 2006, management transferred $876.2 million from its mortgage loans held for sale portfolio to its loan receivable portfolio, which resulted in a market value adjustment of $12.3 million that was taken as a charge against earnings during the first quarter of 2006. During the second quarter of 2006, the Company recognized an aggregate net loss of approximately $8.2 million as a result of the restructuring of certain prior mortgage loan transfers. In addition, the Company made downward market value adjustments of $5 million in the first quarter and $17.5 million in the second quarter to reflect the impact of rising interest rates on the Company’s mortgage loans held for sale portfolio, as well as market terms for secondary sales in the U.S. market. During 2006, the Company has also experienced lower margins on sales of mortgage loans as the Company sold its non-conforming loan production in the U.S. market at a lower gain.

The Company also incurred a net loss on securities held for trading, including gains and losses on the fair value of IOs, of $17.5 million for the first six months of 2006, compared to a net loss of $36.4 million for the comparable 2005 period. The positive variance in trading activities during the first half of 2006, compared to the first half of 2005, was principally due to net gains on the Company’s derivative instruments of $25.4 million for the first six months of 2006, as compared to net losses of $57.5 million during the first half of 2005. Offsetting the gains on derivative instruments were net unrealized losses of $42.9 million on the value of the Company’s IOs for the first six months of 2006, compared to net unrealized gains of

$15.6 million for the comparable 2005 period. Losses on the value of the Company’s IOs during the first half of 2006 were primarily related to floating rate IOs that did not have caps on the pass-through interest rate payable to investors. During the second quarter of 2006, Doral Financial was able to restructure its prior mortgage loan transfers giving rise to floating rate IOs and all of its remaining portfolios of floating rate IOs have caps on the pass-through interest rate payable to investors.

These net losses were partially offset by higher servicing income related with an increase in the Company’s MSRs valuation due to a decrease in anticipated mortgage prepayment rates and higher commissions, fees and other income.

•	Non-interest expenses for the first half of 2006 were $134.6 million, compared to $122.0 million for the same period in 2005. Non-interest expenses for the period continue to reflect significant expenses for professional services associated with the restatement of the Company’s prior period financial statements and related legal and accounting matters. Non-interest expenses for the first half of 2006 also reflect significant expenses associated with advisory services relating to the reengineering of the Company’s business and operating practices, as well as $7.4 million in severance payments in connection with the related headcount reduction.

•	For the first half of 2006, Doral Financial recognized an income tax benefit of $28.9 million, compared to an income tax expense of $5.7 million for the corresponding period in 2005. The decrease in the tax provision for 2006 was principally due to an increase in the Company’s net deferred tax asset combined with a decrease in pre-tax income, offset in part by higher net operating losses in certain subsidiaries that under the Puerto Rico Internal Revenue Code of 1994 could not be used to offset gains in other subsidiaries.

•	During the first half of 2006, the Company had other comprehensive loss of approximately $125.2 million related principally to the adverse impact of the increase in interest rates on the value of the Company’s portfolio of available for sale securities. As of June 30, 2006, the Company’s accumulated other comprehensive loss (net of income tax benefit) reached $250.6 million.

•	Doral Financial’s loan production for the first six months of 2006 was $1.4 billion, compared to $2.8 billion for the comparable period in 2006, a decrease of approximately 50%. The decrease in Doral Financial’s loan production is due to a number of factors including changes in the underwriting processes, economic conditions in Puerto Rico, and competition from other financial institutions. Doral Financial is in the process of implementing new underwriting procedures. The implementation of these procedures has caused disruption in the Company’s loan originations. The Company believes that these underwriting standards will allow it to more efficiently underwrite assets with better credit quality and risk price its loan products in the future. The Company anticipates that, for the foreseeable future, loan production volume will continue to be below historical levels as these new underwriting procedures are implemented and new product offerings are developed. For example, loan production for the third quarter of 2006 was approximately $329.8 million. However, the Company is starting to see improving trends in its loan production during the fourth quarter of 2006.

•	Doral Financial and its banking subsidiaries remain “well capitalized” for bank regulatory purposes as of June 30, 2006.
Investors should read the Company’s Quarterly Reports on Form 10-Q for the first and second quarter of 2006, together with the 2005 Annual Report on Form 10-K, which include a discussion of some of the legal, regulatory, business and financial risks affecting the Company.

Conference Call to Discuss Results
As previously announced, the Company will host a live, telephonic management discussion to review the information contained in the Form 10-Q’s at 4:30 P.M. Eastern Standard Time today. To phone into the conference call, parties in the United States and Puerto Rico should dial (877) 358-9755 and enter access code 9430435. Outside the United States, parties should dial (706) 634-9254 and enter access code 9430435. This conference call will also be available by webcast at www.doralfinancial.com.
A replay of the conference call will be available from October 23, 2006 through October 30, 2006 by webcast and by dialing (800) 642-1687 and entering the access code 9430435. Outside the United States, parties should dial (706) 645-9291and enter the access code 9430435.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. In addition, Doral Financial may make forward-looking statements in its press releases or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others. These “forward-looking statements” are identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	Doral Financial’s ability to attract new clients and retain existing clients;

•	Doral Financial’s ability to retain and attract key employees;

•	Doral Financial’s ability to successfully implement new business strategies;

•	potential adverse developments from ongoing enforcement actions by bank regulatory agencies;

•	potential adverse developments in connection with ongoing shareholder litigation against Doral Financial;

•	risks and uncertainties associated with the refinancing of the Company’s $625 million floating rate notes due July 2007;

•	Doral Financial’s ability to derive sufficient income to realize the benefits of its deferred tax asset;

•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates;

•	risks arising from worsening economic conditions in Puerto Rico;

•	potential adverse developments in connection with the ongoing grand jury investigation by the U.S. Attorney’s Office for the Southern District of New York;

•	risks associated with Doral Financial’s inability to prepare and timely file financial statements;

•	risks arising from the downgrade and potential further downgrades in the credit ratings of Doral Financial’s securities;

•	risks arising from material weaknesses in the Company’s internal control over financial reporting; and

•	developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.